Exhibit 99.1

TRW Automotive
12025 Tech Center Drive
Livonia, Mich. 48150 USA

Contact:
Manley Ford/TRW
734.266.2616
John Wilkerson/TRW
734.266.3864

TRW Appoints Neil Marchuk as Vice President, Human Resources

LIVONIA, Mich., Sept. 7, 2004 — TRW Automotive Holdings Corp. (NYSE: TRW) today announced the appointment of Neil Marchuk as vice president, human resources for TRW Automotive. In this role, Marchuk will be responsible for strategic leadership of the Company’s international human resources and will serve as a member of the management committee. He will be based at the Company headquarters in Livonia, Michigan, and report directly to John Plant, president and CEO, TRW Automotive.

Mr. Marchuk comes to TRW from DuPont, where he held the position of director, corporate human resources. Marchuk joined DuPont in 1980, developing his career in human resources through a succession of plant and divisional roles. He left DuPont in 1992 to join SC Johnson, initially as vice president, human resources for its Canadian business, then as director of human resources and administration for its operations in China. Marchuk rejoined DuPont in 1995 as human resources director, Greater China, a role he held until 1999 when he returned to North America. In the last five years at DuPont, he has held various functional leadership roles with global responsibilities at both divisional and corporate levels.

Marchuk holds a first degree in Business Commerce from the University of Windsor, Canada, and an MBA from the University of Paisley, UK.

About TRW

With 2003 sales of $11.3 billion, TRW Automotive ranks among the world’s top 10 automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, employs approximately 61,000 people in 22 countries.

TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services. All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trwauto.com.

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